EXHIBIT 99.1

Nevada Gold to Receive $4.7 Million From Sale of Pizza Huts

HOUSTON, Aug. 12, 2008 (PRIME NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that Restaurant Connections International, Inc. ("RCI") has sold Internacional Restaurantes do Brasil Ltda ("IRB"), a majority-owned subsidiary, to Pogo Participacoes Ltda for $5.5 million. The transaction closed on August 12, 2008.

Nevada Gold is a founding shareholder of RCI, and currently owns a 56% interest in RCI. IRB owns 16 Pizza Hut restaurants in Sao Paulo. From the proceeds of the sale, RCI will immediately repay the promissory note and accrued interest due to Nevada Gold in the approximate amount f $4.7 million. The RCI note to Nevada Gold replaced the notes and accrued interest previously due from Clay County Holdings ("CCH") and service Interactive, Inc. ("SI").

Mr. Robert B. Sturges, Chief Executive Officer of Nevada Gold, commented, "We are very happy to have successfully disposed of another non-core asset. This transaction leaves us well positioned to focus on reinvesting our financial and operational resources into acquisition opportunities and management contracts."

As previously announced, on May 12, 2008 the Company entered into a settlement agreement with CCH, SI and RCI. The settlement agreement terminated CCH and SI's respective debts to the Company, which combined totaled approximately $4.6 million, and dismissed Nevada Gold's collection lawsuits against CCH and SI in the District Courts of Harris County, Texas. In exchange, the Company appointed a majority of the Board of Directors of RCI and was issued a promissory note from RCI in an amount equal to the combined principal and interest owed to the Company by CCH and SI. In addition, Nevada Gold increased its ownership in RCI from 34% to 56%.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company recently reached an agreement to acquire the Horizon Casino Hotel in Vicksburg, Mississippi. The Company also works with Native American tribes in a variety of capacities. Current Native American projects consist of a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1552

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

ICR
Don Duffy
(203) 682-8200